                             AUTOTOTE CORPORATION
                              888 SEVENTH AVENUE
                                  SUITE 1808
                           NEW YORK, NEW YORK  10106



                                   As of April 24, 1995




Mr. Michael D. Harris
4120 Paran Pointe Drive
Atlanta, GA  30327-3127

Dear Mr. Harris:

     Autotote Corporation (the "Company") wishes to retain your services upon the following terms and conditions:

     1.  Employment and Offices. You will serve as a Vice President of the
         ----------------------
Company and as the President of its principal operating subsidiary, Autotote Systems, Inc. You will have direct reporting responsibility for all North American operations of the Company providing technology based wagering products, systems and services to institutional customers, including state and national lotteries and parimutuel networks in North America, South America and Asia and will report to the Company's Chief Executive Officer.

     2.  Term. The term of this Agreement shall commence on April 24, 1995 (the
         ----
"Effective Date") and shall end eighteen (18) months thereafter (the "Initial Term"); provided, however, that the term of this Agreement shall be
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automatically extended thereafter from time to time so that twelve months shall remain until the end of the term (the "Additional Term").

     3.  Services. You agree to accept employment on a full time basis and to
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perform, to the best of your ability, the duties, undertake the responsibilities and exercise the authority contemplated by the positions set forth in Section 1 hereof, without commitment to other business endeavors.

Mr. Michael D. Harris                -2-                    As of April 24, 1995

     4.  Compensation.
         ------------

          (a)  Base Salary.  As base salary for your services as described in
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     Section 3 above, and for the covenants set forth in Section 7 hereof, the
     Company will pay you a base salary of $250,000 per year ("Base Salary"), payable according to the Company's regular pay practices, subject to increase based upon annual written appraisals of your performance hereunder.

          (b)  Performance Bonus.  In addition to the amount payable as provided
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     in Section 4(a) hereof, you shall be eligible to receive, in respect of the fiscal year ending October 31, 1996 and each subsequent fiscal year during the term of this Agreement, an annual performance bonus of up to 45% of Base Salary (the "Bonus") based on the formula applicable to Group A operating executives as set forth in the Company's executive incentive compensation plan as in effect from time to time.

          (c)  Guaranteed Bonus.  You will receive bonus payments of $50,000 on
               ----------------
     October 31, 1995 and of $50,000 on May 31, 1996. The May 31, 1996 payment shall be credited against any Bonus payable under Section 4(b) in respect of the fiscal year ended October 31, 1996.

          (d) You will be granted a ten-year option (the "Option") to purchase 150,000 shares of the Company's Class A Common Stock, $.01 par value per share (the "Common Stock"), which shall become exercisable in three equal installments, on each of the first, second and third anniversaries of the Effective Date. The exercise price of the Option shall be the lower of the closing price of the Common Stock on the NASDAQ National Market System on
     (x) the trading day immediately preceding the Effective Date, or (y) the date of the announcement by the Company of your employment.

          (e) For the period beginning on the Effective Date and ending on the date of your permanent relocation to the area where you perform your duties hereunder (the "Interim Period"), the Company will reimburse you for all reasonable costs of interim housing, including meals, rental and other related expenses, incurred by you. In addition, during the Interim Period, the Company agrees to pay for round-trip air travel between the location where you perform your duties hereunder and Atlanta, Georgia, for either you or your wife once each week.

          (f) The Company agrees to promptly reimburse you for all moving expenses and transaction costs associated with the sale of your current home in Atlanta, Georgia (the "Atlanta Home") and the purchase of your new home in the location where you

Mr. Michael D. Harris                -3-                    As of April 24, 1995

     perform your duties hereunder, including the excess, if any, of (x) $313,500 over (y) the gross sale price of the Atlanta Home (collectively, "Relocation Expenses"). All expense reimbursements for Relocation Expenses shall be tax-effected such that the amount of reimbursement received by you net of any taxes and withholdings (including such amounts in respect of payments pursuant to this sentence) equals the expense incurred.

          (g) The Company agrees to pay you a signing bonus of $25,000 within 30 days of the Effective Date.

     5.  Termination of Employment.
         -------------------------

          (a)  Notice; Termination Without Cause.  Either the Company or you may
               ---------------------------------
     terminate this Agreement upon thirty (30) days' prior written notice to the other; provided, however, that if the Company terminates this Agreement
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     during the Initial Term or the Additional Term other than for Cause (as defined in Section 5(d)), you shall be entitled to collect from the Company a lump-sum payment equal to (x) your Base Salary for the remainder of the Initial Term or the Additional Term then in effect, as the case may be, plus (y) any Bonus payable under Section 4(b) hereof in respect of periods
     ----
     prior to termination, and your health and medical benefits shall continue until the conclusion of the Initial Term or the Additional Term or until you obtain new employment, whichever is sooner. The Company may terminate your employment hereunder for Cause, as defined in Section 5(d), at any time upon notice to you. Additionally, if the Company terminates this Agreement other than for Cause prior to the first anniversary of the Effective Date, options for 50,000 shares of Common Stock under the Option shall be immediately exercisable. No payments or benefits shall be due under this Section 5(a) if a payment is due under Section 5(b) hereof.

          (b)  Payments Due and Vesting of Options Upon a Change of Control.
               ------------------------------------------------------------
     If during the Initial Term or the Additional Term a Change of Control, as defined in Section 5(e) occurs, you shall be entitled:

                 (i) to collect from the Company a lump-sum payment equal to Base Salary plus the full amount of all Bonuses
                                    ----
                        potentially payable under Section 4(b) hereof for the remainder of the Initial Term, or the Additional Term, as the case may be;

                 (ii) to the continuation of your health and medical benefits until the conclusion of the Initial Term or the Additional Term or until you obtain new employment, whichever is sooner; and

Mr. Michael D. Harris                -4-                    As of April 24, 1995

                 (iii) the Option shall be accelerated to become fully vested and exercisable in full 10 days prior to the anticipated effective date of the Change of Control and will terminate as of the effective date of the Change of Control.

          (c)    Constructive Termination.  A termination nominally at your
                 ------------------------
                 initiative but in fact induced without Cause by the Company shall be deemed a "Constructive Termination" by the Company. Without limiting generality of the foregoing sentence, a Constructive Termination shall include (i) a material diminution in your employment responsibilities or authority, as the same may be increased from time to time; (ii) the assignment to you of duties inconsistent with your status as the Vice President of the Company and the President of its principal operating subsidiary; (iii) a material diminution in your job description, title or reporting responsibilities; (iv) any reduction in your Base Salary as in effect on the date hereof or as the same may be increased from time to time; (v) any reduction in the practical bonus potential to less than 45% of your Base Salary as in effect on the date hereof or as the same may be increased from time to time; (vi) any failure by the Company to pay any amounts payable to you hereunder when due; (vii) the assignment to you of, or any requirement that you perform, any duties that are illegal or that you determine, in good faith, are immoral or unethical; or (viii) any material breach by the Company of this Agreement. In the event of a Constructive Termination by the Company, you shall be entitled to the same payments and other rights inuring to your benefit under Section 5(b).

          (d)  Voluntary Termination or Termination by the Company for Cause.
               -------------------------------------------------------------
     If during the Initial Term or the Additional Term your employment should terminate by reason of your voluntary act (other than as provided in Section 5(b)), or if the Company shall terminate your employment for Cause, you shall not be entitled to any compensation after such termination.

          (e)  Definitions.  For purposes of this Agreement,
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                 (i)    "Cause" shall mean the following: (A) a willful failure
                        to carry out a reasonable, legal directive of the Board of Directors or the Chief Executive Officer; (B) disloyalty, bad faith or embezzlement of funds of the Company; or (C) gross negligence or willful misconduct that is materially harmful to the Company. "Cause" shall also mean conviction of fraud or any other crime

Mr. Michael D. Harris                -5-                    As of April 24, 1995

                        that would materially and adversely affect the Company's reputation or ability to conduct its business. Cause shall be established by the good faith determination of the Board of Directors; and

                 (ii) "Change of Control" means the acquisition of substantially all the Company's outstanding stock by a single person or entity or by a group of persons and/or entities acting in concert or the sale or transfer of substantially all the Company's assets.

          (f)  Death.  Upon your death this Agreement shall terminate.  The
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     Company shall be obligated to make all Base Salary payments to you or your legal representative accrued up to the date of death.

          (g)  Disability.  In the event of your disability (whether total or
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     partial, and whether temporary or permanent) which prevents your performing your duties hereunder, you shall be entitled to receive your Base Salary hereunder pursuant to Section 5(a) for the period of disability; provided,
                                                                      ---------
     however, that if at any time after six months of disability your disability
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     is total and permanent, or you are, as a result thereof, incapable of performing your duties under this Agreement, the obligation of the Company to make payments to you pursuant to this paragraph shall terminate from and after such date and this Agreement shall terminate. Disability shall be determined by a physician selected by mutual agreement of you or your personal representative and the Company.

          (h)  Limitations.  Notwithstanding anything in this Agreement to the
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     contrary, the maximum amount of cash and other benefits payable (whether on a current or deferred basis and whether or not includible in income for income tax purposes) under this Agreement (the "Contract Benefits") shall be limited to the extent necessary to avoid causing any portion of such Contract Benefits, or any other payment in the nature of compensation to you, to be treated as a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended. Any adjustment required to satisfy the limitation described in the preceding sentence shall be accomplished first by reducing any cash payments that would otherwise be made to you and then, if further reductions are necessary, by adjusting other benefits as determined by the Company.

     6.  Insurance for the Benefit of the Company.  You agree that the Company
         ----------------------------------------
may at any time or times and for the Company's own benefit (or for a lender to the Company) apply for and take out life, health, accident and other insurance covering you, either independently or together with others, in any amount which the Company may deem to be in its best interests.

Mr. Michael D. Harris                -6-                    As of April 24, 1995

The Company shall own all rights in such insurance and proceeds thereof and you shall not have any right, title or interest therein. You agree to assist the Company at the Company's expense in obtaining any such insurance by, among other things, submitting to the customary examinations and correctly preparing, signing and delivering such applications and other documents as reasonably may be required.

     7.  Restrictive Covenants.
         ---------------------

          (a) You agree that you will not, during your employment with the Company and for a period of twelve (12) months after termination thereof, engage (whether for compensation or without compensation) in any business activity, either as principal, proprietor, consultant, partner, officer, director, employee, agent or in any other capacity, which competes with any business then being conducted or planned (at the time of such termination) by the Company, its subsidiaries or affiliates in any geographic area in which the Company, its subsidiaries or affiliates are then engaged in such business. For purposes of this Section 7(a), the term "business activity" shall mean any activity whether conducted for profit or not for profit by an individual, partnership, firm, corporation, government or any other entity which competes with the Company. For purposes of this Section 7(a) "planned" shall refer to any business which has been actively discussed as a potential new business for the Company during the twelve (12) months prior to such termination.

          (b) You agree that, except as required in the performance of your duties hereunder, you will not at any time disclose to any person or entity any trade secrets, secret processes or any other confidential information belonging or relating to the Company, its business practices, personnel or those of its subsidiaries or affiliates; provided, however, this
                                              -----------------
     prohibition shall not apply to any such secret or confidential data which becomes generally publicly known or is publicly disclosed through or by persons other than you or is developed or otherwise lawfully acquired by you prior to the date of this Agreement or without the aid or benefit of any information obtained from the Company or is or later becomes lawfully available from another source on a non-confidential basis. This Section 7(b) shall survive the termination of this Agreement.

          (c) During your employment with the Company and for a period of twelve (12) months after termination of your employment with the Company, you will not, directly or indirectly, recruit or otherwise solicit employees of the Company, its subsidiaries or affiliates or otherwise induce such employees to leave the Company, its subsidiaries or affiliates and to join or otherwise become employed by or associated with you or any company or organization with which you may then be employed or associated.

Mr. Michael D. Harris                -7-                    As of April 24, 1995

          (d) Upon the termination of this Agreement, all documents, records, notebooks, computer programs, data systems and similar repositories containing trade secrets or other confidential information, whether prepared by you or others, will be left with the Company.

          (e) You agree that any violation of the covenants in this Section 7 will cause the Company irreparable injury and agree that the Company may enforce said covenants by seeking injunctive or other equitable relief (in addition to any other remedies the Company may have at law for damages or otherwise) from a court of competent jurisdiction. In the event such court declares these covenants to be too broad to be specifically enforced, the covenants shall be enforced to the largest extent for the Company's protection as may be allowed by such court. You agree that no immaterial breach by the Company of, or other immaterial failure by the Company to perform, any of the covenants and obligations of the Company under this Agreement shall relieve you of any of your obligations under this Section 7, and that in the event of any such breach or failure of performance, you will seek no remedy other than damages at law.

     8.  Other Benefits.  You shall be eligible for four weeks of paid vacation
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for each year of service under this Agreement.  Upon termination of your employment by the Company, you shall receive payment for any unused vacation time. The Company will also provide you with all fringe benefits routinely furnished to senior executives of the Company at the date hereof and at any time hereafter.

     9.  Representation by Employee.  You represent and warrant that your
         --------------------------
execution, delivery and performance of this Agreement will not violate, result in a breach of or constitute a default under any agreement, understanding or instrument to which you are a party or by which you are bound.

     10. Miscellaneous.
         -------------

          (a) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. You may not assign this Agreement to any person or entity. In the event that the Company consolidates with or merges into another corporation and the Company is not the surviving corporation, or substantially all of the assets of the Company are sold to another corporation, this Agreement and the obligations of the parties shall survive such consolidation, merger or sale and shall bind the Company and/or successor in interest of the Company. This Agreement may be modified or amended only by a written agreement signed by the parties hereto.

Mr. Michael D. Harris                -8-                    As of April 24, 1995

          (b) Each party hereby consents and submits to the jurisdiction of the federal and state courts in and of the State of Delaware and will accept service of process by registered or certified mail or the equivalent directed to the addresses set forth herein or such other addresses as shall have been furnished for this purpose by the parties or by whatever other means are permitted by such court.

          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than internal conflict of law rules).

          (d) The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition hereof. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          (e) All notices pursuant to this Agreement shall be in writing and shall be given by depositing said notices in the United States registered or certified mails, return receipt requested, addressed to the parties hereto at the addresses set forth below, or to such other addresses as may hereafter be specified by notice in writing given in the same manner by any party. Notice shall be deemed to have been given on the fifth (5th) day after deposit in the United States mail as set forth above.

     Notice to the Company:

          Autotote Corporation
          888 Seventh Avenue
          Suite 1808
          New York, New York  10106
               Attention:  Chief Executive Officer

     Notice to Employee:

          Michael D. Harris
          4120 Paran Pointe Drive
          Atlanta, GA  30327-3127

Mr. Michael D. Harris                -9-                    As of April 24, 1995

          (f) This Agreement constitutes the entire Agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms of your employment with the Company.

     If you accept and agree to the foregoing, please so signify by signing and returning a counterpart of this letter, whereupon this letter will become a binding agreement between you and the Company as of the date first written above.

                                   Very truly yours,

                                   AUTOTOTE CORPORATION


                                   By:/s/ Larry J. Lawrence
                                     -----------------------------
                                     Larry J. Lawrence
                                     Chairman, Executive Committee
                                       of the Board of Directors
Accepted and Agreed to:


/s/ Michael D. Harris
------------------------
Michael D. Harris